As filed with the Securities and Exchange Commission on March 6, 2026

Registration No. 333-270152

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to
Form S-4
Registration Statement
Under
The Securities Act of 1933

Luminar Technologies, Inc.
(Exact name of the registrant as specified in its charter)

Delaware	83-1804317
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

151 Gibraltar Court
Sunnyvale, California 94089
(800) 532-2417
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Paul Ricci
151 Gibraltar Court
Sunnyvale, California 94089
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Weil, Gotshal & Manges LLP
767 5th Ave
New York, NY 10153
(212) 310-8000

Approximate date of commencement of proposed sale to the public: This post-effective amendment is being filed to deregister the unsold securities previously registered under this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”), filed by Luminar Technologies, Inc., a Delaware corporation (the “Registrant”), relates to the Registration Statement on Form S-4 (File No. 333-270152) originally filed by the Registrant with the Securities and Exchange Commission (the “SEC”) on March 1, 2023 (the “Registration Statement”). The Registration Statement registered up to $75,000,000 of shares of Class A common stock, par value $0.0001 per share, of the Registrant for issuance in connection with potential acquisition transactions. The number of securities originally registered has not been adjusted to reflect the one-for-fifteen (1-for-15) reverse stock split that became effective on November 20, 2024.

In connection with filing for voluntary petitions for relief under chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Court for the District of Delaware on December 15, 2025, the Registrant is terminating all offerings of its securities pursuant to existing registration statements under the Securities Act of 1933, including the Registration Statement.

Pursuant to the undertaking made by the Registrant in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Registrant is filing this Post-Effective Amendment to terminate the effectiveness of the Registration Statement and to deregister, as of the effectiveness of this Post-Effective Amendment, any and all shares of Class A common stock or other securities registered thereunder that remain unsold as of the effectiveness date. As a result of this deregistration and upon the effectiveness of this Post-Effective Amendment, no securities will remain registered pursuant to the Registration Statement.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on March 6, 2026.

LUMINAR TECHNOLOGIES, INC.

By:	/s/ Alexander Fishkin
Name:	Alexander Fishkin
Title:	Chief Legal Officer

Note: No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933.